Exhibit 10.3

[FORM OF MASTER EXTERNAL MANUFACTURING AGREEMENT]1

THIS MASTER EXTERNAL MANUFACTURING AGREEMENT (the “Agreement”) is entered into as of this [•], 2008, by and between [Ralcorp Subsidiary], a [Missouri] corporation and Kraft Foods Global, Inc., a Delaware corporation (“External Manufacturer”).

W I T N E S S E T H :

WHEREAS, External Manufacturer is a subsidiary of [KFG];

WHEREAS, the parties hereto have entered into an RMT Transaction Agreement dated as of November 15, 2007 (the “RMT Transaction Agreement”), between Kraft, External Manufacturer and Splitco (as defined in the RMT Transaction Agreement).

WHEREAS, Ralcorp wishes to engage External Manufacturer for the purpose of manufacturing, processing and packaging products for Ralcorp.

NOW, THEREFORE, in consideration of the premises and of the mutual promises and covenants hereinafter set forth, the parties hereto agree as follows:

1. Products and their Manufacture/Packaging

1.1 The product to be manufactured, processed and packaged by External Manufacturer for Ralcorp hereunder (the “Product”) shall be defined in supplements to this Agreement, each of which shall be substantially in the form of the project agreement attached hereto and incorporated herein by reference (the “Project Agreement”). External Manufacturer shall manufacture, process and package the Product in accordance with certain formulas, good manufacturing processes, the product and packaging specifications, information, and finished product standards (collectively, the “Specifications”), as set forth in attachments to each Project Agreement and the guidelines (as defined in Section 4.3 of this master Agreement). External Manufacturer shall at all times comply with and conform its activities hereunder to the provisions of the Project Agreement. Ralcorp may at any time, in its sole discretion, amend the Specifications by giving ten (10) days prior written notice to External Manufacturer of such amendment unless otherwise mutually agreed upon. All such amendments shall be communicated to External Manufacturer solely by the Ralcorp Operations Manager External Manufacturing (OMEM) or other Ralcorp representative as designated in writing by Ralcorp from time to time. These amendments may necessitate a negotiated price and/or yield loss increase/decrease for the remainder of the contract period. The Specifications and any and all amendments or improvements thereto, whether made by External Manufacturer or Ralcorp, shall, except to the extent the information therein is not protected by Section 3.1, forever remain the property of Kraft. All packaging labels for the Product shall be pre-approved by Ralcorp.

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On the Closing Date of the RMT Transaction Agreement, the parties shall enter into individual Project Agreements substantially in the form hereof for each of the Co-Manufactured Products at the relevant plants.

1.2 External Manufacturer shall, if applicable, maintain and retain accurate records of production, shipment, scrap losses, rejected raw materials, and rejected Product, as well as other records required to be kept by applicable local, state or federal law or as may be reasonably requested by Ralcorp. Such records shall be available to Ralcorp for audit verification at any time during External Manufacturer’s regular business hours and shall be retained by External Manufacturer for Ralcorp’s use for at least two (2) years after completion of production. External Manufacturer shall provide Ralcorp with accounting reports, if applicable, of all raw materials, ingredients, packaging supplies and/or other components (the “Materials”) and of the Product processed and packaged for Ralcorp pursuant hereto and held in storage by External Manufacturer at the end of each week and each fiscal month, which reports shall be substantially in the form shown as an attachment to each Project Agreement. Additionally, External Manufacturer shall at the end of each fiscal month provide to Ralcorp a comparison of the actual usage of each of the Materials in such month versus the forecasted usage of each of the Materials, which reports shall also be substantially in the form shown as an attachment to each Project Agreement.

1.3 If such Product to be manufactured by External Manufacturer is to be kosher Product, External Manufacturer shall obtain kosher certification from a certifying agency acceptable to Ralcorp.

2. Term and Termination

2.1 This Agreement shall be effective as of [•], 2008 and shall continue through and including [•], 2009 (the “Initial Term”).2 Three (3) months prior to the expiration of the Initial Term, Ralcorp shall notify External Manufacturer that this Agreement shall renew for a single one-year period (a “Renewal Term”), subject to earlier termination pursuant to the provisions of this Article 2.

2.2 Ralcorp shall have the right, in its sole discretion, to terminate this Agreement at any time, with or without cause and without penalty, upon ninety (90) days prior written notice to External Manufacturer.

2.3 Notwithstanding the foregoing or anything contained herein to the contrary, either party may immediately terminate this Agreement or any Project Agreement if a “Default” (as defined below) by the other party has occurred and is continuing by giving written notice thereof to the defaulting party. Except as otherwise specifically provided herein, and subject to the provisions of Section 2.5 hereof, termination of this Agreement shall not relieve the parties of any obligation accruing with respect to this Agreement prior to such termination. The term “Default” shall mean any of the following:

(i) failure by a party to comply with or to perform any material provision or condition of this Agreement for ten (10) days after written notice thereof to such party, or if such breach or default is of a nature that cannot be remedied within ten (10) days, failure by a

[2]	Insert dates consistent with one-year term.

party to commence curing such breach or default within ten (10) days of written notice and to proceed thereafter with due diligence and good faith to complete the curing as soon as possible but in no event later than sixty (60) days from the date of written notice, provided, however, that in the event of a breach or default by External Manufacturer that cannot be remedied within ten (10) days of written notice, Ralcorp shall be entitled to utilize alternate suppliers for any Product during the up to sixty (60) days cure period, and such right to cover shall not be deemed a breach of this Agreement or the Project Agreement for the Product, notwithstanding any provisions to the contrary in said agreements;

(ii) a party becomes insolvent, is unable to pay its debts as they mature or is the subject of a petition in bankruptcy, whether voluntary or involuntary, or of any other proceeding under bankruptcy, insolvency or similar laws; or makes an assignment for the benefit of creditors; or is named in, or its property is subject to a suit for appointment of a receiver; or is dissolved or liquidated;

(iii) any representation or warranty made in this Agreement is materially breached, materially false, or misleading in any material respect; or

(iv) External Manufacturer or any product or service of External shall be the subject of adverse publicity, which in the reasonable judgment of Ralcorp is or is likely to be materially detrimental to Ralcorp or the intended purpose of the Agreement.

In the event of such termination, and subject to the provisions of Article 17, the non-defaulting party shall be entitled to pursue any remedy provided in law or equity, including injunctive relief and the right to recover any damages it may have suffered by reason of such Default.

2.4 If External Manufacturer shall fail to comply with any of its material obligations three (3) or more times in any consecutive 12-month period, such repeated failures shall in and of themselves constitute a Default hereunder and shall constitute grounds for immediate termination, regardless of the corrections of such failures.

2.5 In addition to any remedies set forth in the Project Agreement, upon termination of this Agreement, Ralcorp shall only be liable for (a) any confirmed orders or maximum inventory levels as defined in each Project Agreement and (b) the cost of the Materials obtained by External Manufacturer as per each Project Agreement which cannot be used by External Manufacturer in its other products. Also, inventory levels shall be maintained by External Manufacturer in accordance with guidelines shown in each Project Agreement.

2.6 Upon termination of this Agreement, all rights, obligations, and causes of action accruing hereunder prior to such termination shall survive and the provisions of this Agreement shall continue to be controlling for the purpose of determining the rights of the parties hereto. The waiver or repeated waiver by either party hereto of any breach of any provision of this Agreement by the other party shall not be deemed a waiver of a future breach.

2.7 The provisions of Articles 2, 3, 9, 10, 11 and 17 hereof shall survive any termination of this Agreement.

3. Confidentiality

3.1 For purposes of this Agreement, “Confidential Information” shall mean any and all information related to the business (including but not limited to the Business) or products (including but not limited to the Products) of a party (or its parent or affiliate companies, suppliers or customers), including, but not limited to, drawings, models, engineering and design specifications, inventions, know-how, processes, formulations, research and development, manufacturing information, brands, business and marketing plans, customers’, contractors’ and subcontractors’ names, expertise of employees and consultants, design concepts, financial data, customer and product development plans, forecasts, strategies, analytics, concepts, letters of intent and contracts that a party (or its parent or affiliate companies) discloses to the other party (or its parent or affiliate companies), directly or indirectly, in writing, orally, electronically, or by observation or any other form of communication or detection.

3.2 The receiving party will keep the Confidential Information obtained from the disclosing party strictly confidential and will not disclose the Confidential Information to any third party without the prior written consent of the disclosing party except pursuant to the requirements of this Article, and shall use its reasonable best efforts to advise its employees of the obligations regarding confidentiality contained in this Agreement to the extent and in the manner that the receiving party would advise employees of such obligations under its normal procedures. The receiving party further agrees not to use the Confidential Information provided by the disclosing party for any purpose other than the purposes contemplated by this Agreement.

3.3 The obligations of this Article shall not apply to any portion of Confidential Information which (i) was generally available to the public at the time of disclosure to the receiving party, (ii) becomes generally available to the public other than as a result of an action of the receiving party subsequent to the disclosure to the receiving party, (iii) was available to the receiving party on a non-confidential basis prior to its disclosure by the disclosing party as demonstrated by the receiving party’s written records, (iv) becomes available to the receiving party from a source other than the disclosing party without violating any obligation of confidentiality, or (v) is independently developed by the receiving party without reference to the Confidential Information.

3.4 In the event that the receiving party is required by applicable law to disclose all or any part of the Confidential Information, the receiving party will provide the disclosing party with prompt notice of such request so that the disclosing party may seek an appropriate protective order. If such a protective order is not obtained, the receiving party agrees to furnish only that portion of the Confidential Information which it is advised by its counsel is legally required. The receiving party will provide a copy of any Confidential Information which is being disclosed pursuant to the provisions of this Article to the disclosing party prior to disclosing such Confidential Information to a third party.

3.5 At the termination or expiration of this Agreement, the receiving party will return to the disclosing party or destroy all Confidential Information which was provided in writing to the receiving party by the disclosing party, together with any copies made thereof, except for such Confidential Information as required to execute this Agreement. If the disclosing party requests that Confidential Information be destroyed, the receiving party will confirm such destruction in writing. The receiving party will be entitled to retain solely for archival purposes any notes, memoranda, analyses or other documents prepared by the receiving party which contain or reflect Confidential Information provided by the disclosing party, subject to the confidentiality obligations of this Agreement.

3.6 Each party agrees that money damages will not be a sufficient remedy for any breach or threatened breach of the confidentiality provisions of this Agreement by it and that the other party is entitled to seek specific performance and injunctive relief as remedies for any such breach or threatened breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of the confidentiality provisions of this Agreement but shall be in addition to all other remedies available at law or equity.

3.7 Notwithstanding the foregoing, the terms of this Article 3 shall supersede any prior confidentiality provisions and/or confidentiality agreements executed by the parties regarding the subject matter hereunder (other than the confidentiality provisions of any Project Agreements), except that any disclosures made thereunder shall be deemed made pursuant to this Article 3.

3.8 Ralcorp acknowledges that External Manufacturer may from time to time produce food products for third parties (“Other Co-Manufacturing Customers”). External Manufacturer shall satisfy its obligations under Section 3.1 with respect solely to preventing disclosures of any Ralcorp confidential and proprietary information to Other Co-Manufacturing Customers by virtue of their inspections of External Manufacturer’s facilities by restricting Other Co-Manufacturing Customers’ access to External Manufacturer’s facilities in a manner substantially the same as any restrictions imposed upon Ralcorp under this Agreement and any Project Agreement; provided, however, that the foregoing shall not in any way diminish or mitigate External Manufacturer’s obligations under this Article 3 to prevent the disclosure (whether verbally, in writing, or otherwise) of any Ralcorp confidential and proprietary information to any third parties.

4. Right of Inspection

4.1 At any time and from time to time during normal business hours and upon no less than forty-eight (48) hours prior notice (except in case of an emergency affecting the quality of the Product, in which case Ralcorp only needs to provide as much notice as reasonably practicable), Ralcorp (or Ralcorp’s representatives, including Ralcorp’s customers) shall have the right to inspect External Manufacturer’s plant and to review External Manufacturer’s records pertaining only to the Product and the services provided hereunder to the extent necessary to protect Ralcorp’s rights under this Agreement and External Manufacturer agrees that representatives of Ralcorp shall have access to the portion of External Manufacturer’s premises that produces or handles Product pursuant to a Project Agreement for the purpose of inspecting the Product prior to delivery to Ralcorp. If such inspection and/or review by Ralcorp (or Ralcorp’s representatives, including Ralcorp’s customers) reveals that the processes, procedures, practices or the like used by External Manufacturer with respect to its services hereunder fail to conform to the requirements of this Agreement and each Project Agreement, as applicable, External Manufacturer shall immediately take appropriate corrective actions (which may include suspension of External Manufacturer’s services hereunder or under any Project Agreement but which does not include capital spending other than capital spending reasonably necessary to maintain the portion of External Manufacturer’s premises wherein Products are produced or handled under a Project Agreement in a condition substantially the same as at the date of such Project Agreement and/or as required by the applicable laws and regulations set forth herein), at Ralcorp’s direction, until External Manufacturer can show to Ralcorp’s satisfaction that External Manufacturer’s non-conforming activities have been corrected.

4.2 Ralcorp shall be under no obligation to undertake such inspection and, whether or not Ralcorp inspects the Product or facilities, it shall not affect or release External Manufacturer from any of the obligations provided herein and none of the obligations of External Manufacturer with respect to the Product shall be affected or released by Ralcorp’s acceptance of delivery of the Product or by any inspection hereof or by payment therefor.

4.3 External Manufacturer shall have systems in place to ensure compliance with [Ralcorp Supplier/Copacker Quality Expectations] (published [•]) and [Ralcorp Supplier/External Manufacturer HACCP Standard]3 (published [•]), as may be amended from time to time (collectively the “Guidelines”), which are hereby incorporated herein as though fully set forth. Any conflict between the Guidelines and this Agreement shall be resolved in favor of this Agreement. In the event any amendment to the Guidelines (other than any amendment required as a result of any change in the applicable laws and regulations set forth herein) would require capital spending by External Manufacturer to fully implement, the parties agree to negotiate in good faith at such time the allocation of any such costs between the parties.

4.4 Upon 48 hours notice, Ralcorp may be represented on site by a representative during any production run of the Product. Ralcorp’s representative shall have the right to audit the portion of External Manufacturer’s operations that produces or handles Products under a Project Agreement for compliance with all provisions of this Agreement. Ralcorp’s representative shall have reasonable access, at all times, to all portions of the storage, production, and other facilities of External Manufacturer which are involved in or are committed to the production of the Product hereunder. The parties agree that in case of an emergency affecting the quality of the Product, Ralcorp’s representative shall have free access, upon notice to External Manufacturer, to those areas of External Manufacturer’s premises concerned with or affecting the processing or packaging of the Product to deal with such emergency. In the event an area of External Manufacturer’s premises concerned with or affecting the processing or packaging of the Product is restricted by a Confidentiality Agreement(s) between External Manufacturer and a third party, Ralcorp’s access to such area may be restricted to only Ralcorp employees and/or agents responsible for the quality of the Product.

5. Licenses. This Agreement shall not be construed to be or to contain an express or implied license by Ralcorp to External Manufacturer under any patents, patent applications, Ralcorp trademarks, trade name, label design, color combination, insignia, or other intellectual properties owned by Ralcorp. External Manufacturer agrees that it shall not use any such property of Ralcorp without Ralcorp’s prior written approval. External Manufacturer also agrees

[3]	Insert appropriate documents, and provide to Kraft.

and acknowledges that Ralcorp is the owner of all trademarks and such other intellectual properties under which the Product will be packaged. External Manufacturer represents, warrants and agrees that it shall not use packaging supplies provided by Ralcorp except for packing the Product and that such packaging supplies shall not be sold, assigned, given, transferred to third parties, or otherwise disposed of without Ralcorp’s prior written consent.

6. Price and Payment

6.1 Ralcorp shall pay External Manufacturer the prices stated in the attachments to each Project Agreement for the services being performed pursuant to this Agreement. Such payments shall be made to External Manufacturer at the address shown in attachments to each Project Agreement or such other address that External Manufacturer shall provide from time to time and shall be made within the time frame provided in each Project Agreement.

6.2 Ralcorp’s anticipated volume, if any, shall be defined in attachments to each Project Agreement, although the parties agree that Ralcorp has no obligation, nor has Ralcorp made any promise, representation, or guarantee to ensure any minimum volume level of the Product during the Term.

6.3 External Manufacturer agrees to work jointly with Ralcorp to continually improve upon quality, cost, service, customer and consumer related issues and opportunities as more fully identified in each Project Agreement.

6.4 Each party shall have the right to offset any amounts owed to the other party hereunder against any amounts the offsetting party owes to the other party hereunder.

6.5 Except as provided in each Project Agreement, for sales intended for export from Canada, Ralcorp shall provide External Manufacturer, in all applicable cases, with evidence of export required by Schedule VI, Part V of the Excise Tax Act (Canada) and similar Ontario legislation to facilitate zero-rating of such sales. On sales that do not meet zero-rating requirements, including but not limited to sales to any Canadian subsidiary of Ralcorp shipped to Canadian locations, External Manufacturer shall charge all applicable sales taxes and Ralcorp or such Canadian subsidiary of Ralcorp as applicable shall provide External Manufacturer with any applicable purchase exemption certificates.

6.6 (i) The amounts to be paid to External Manufacturer under this Agreement are exclusive of any applicable taxes (“Tax” or “Taxes”) required by law to be collected from Ralcorp or otherwise applicable in respect of the supply (including withholding, sales, use, excise or services tax, which may be assessed on the Products). If a Tax is assessed or otherwise applicable in respect of the supply of the Products or any services performed by External Manufacturer hereunder, Ralcorp will in all events be fully responsible for such Tax, and will pay directly, reimburse or indemnify External Manufacturer for such Tax. The parties agree to cooperate with each other in determining the extent to which any Tax is due and owing under the circumstances, and will provide and make available to each other any resale certificate, information regarding out-of-state use of materials, services or sale, and other exemption certificates or information reasonably requested by either party.

(ii) In addition to any amounts otherwise payable pursuant to this Agreement, Ralcorp shall be responsible for any and all import duties, customs charges, sales, use, excise, services or similar taxes imposed on the sale of the Products by External Manufacturer to Ralcorp pursuant to this Agreement, including, but not limited to, GST, HST, QST and PST (“Sales Taxes”) and shall either (1) remit such Sales Taxes to External Manufacturer (and External Manufacturer shall remit the amounts so received to the applicable taxing authority) or (2) provide External Manufacturer with a certificate or other proof, reasonably acceptable to External Manufacturer, evidencing an exemption from liability for such Sales Taxes. For the avoidance of doubt, all prices for the Products under this Agreement are expressed exclusive of Sales Taxes.

7. Materials

7.1 External Manufacturer shall be solely liable for determining whether the Materials conform to formulas, as set forth in attachments to each Project Agreement, it being understood that External Manufacturer shall be justified in relying on the results of any tests performed by Kraft.

8. Storage and Shipment

8.1 External Manufacturer specifically waives any and all liens and/or security interests in any of the Product and any Materials which it might acquire by operation of law, by judicial process, by judgment or otherwise.

8.2 External Manufacturer agrees to load and ship the Product, FOB Dock External Manufacturer’s plant (unless otherwise set forth in each Project Agreement), on such carriers, to such destinations, and in such quantities as may be designated by Kraft. For all shipments, External Manufacturer shall comply with shipper load and count procedures, if any, shown in attachments to each Project Agreement.

8.3 All Product supplied by External Manufacturer to Ralcorp hereunder will be free of any and all liens and encumbrances of any kind. For all freight claims, External Manufacturer shall contact the appropriate Ralcorp representative.

9. Warranty and Pure Food Guaranty and Quality Defects

9.1 External Manufacturer warrants that all Product shall be in strict conformity with the Specifications and the Guidelines. External Manufacturer represents and warrants that it has delivered to Ralcorp an executed Continuing Pure Food Guaranty in the form of Exhibit A attached hereto and incorporated herein by reference and that Product destined for sale in the United States will conform to the requirements contained therein, where applicable.

9.2 External Manufacturer shall immediately notify Ralcorp of, and provide Ralcorp with all documents relating to, any non-routine inquiry, investigation, inspection or any other action by the U.S. Food and Drug Administration, the Canadian Food Inspection Agency (“CFIA”) or any other governmental body or agency regarding quality, safety, labeling, marketing or distribution of the Product. If External Manufacturer becomes aware of any information regarding the Product that may indicate a potential quality, safety or labeling defect or error, External Manufacturer shall, in addition to any notification required by law, notify Ralcorp immediately by personal contact to one of the people listed on attachments to each Project Agreement. Ralcorp in its sole discretion may modify such attachments from time to time. External Manufacturer shall consult with Ralcorp regarding any evaluation and decision to place the Product described in this Section 9.2 on hold, to retrieve such Product, or to recall such Product due to a suspected quality, safety or labeling defect or error.

9.3 Ralcorp warrants that its manufacturing instructions (including, but not limited to, the Guidelines and Specifications) and package and label copy and ingredients provided to External Manufacturer by Ralcorp comply with all applicable federal, state, provincial or local laws, regulations and rules including but not limited to the Federal Food, Drug and Cosmetic Act and the Canadian Food and Drugs Act.

10. Unacceptable Product

10.1 For purposes of this Article 10, “Unacceptable Product” shall mean any one of the following:

(i) At time of delivery, the Product fails to meet the applicable Specifications or the Guidelines;

(ii) The Product is unable to maintain its quality standard for the duration of the Product’s shelf life due to External Manufacturer’s acts or omissions in violation of the Specifications or the Guidelines;

(iii) The packaging and/or the Product do not meet Ralcorp’s standards as set forth in the Specifications or the Guidelines;

(iv) The Product is adulterated or misbranded within the meaning of the United States Department of Agriculture Regulations, Federal Food, Drug and Cosmetic Act (as applicable) and/or the Canadian Food and Drugs Act or fails to meet the requirements of Exhibit A; or

(v) The Product fails to meet the warranties of this Agreement with respect thereto.

10.2 In the event that the Product or any part thereof shall, for any reason, be Unacceptable Product, Ralcorp may refuse to accept delivery thereof and External Manufacturer shall not sell or otherwise dispose of the same under Ralcorp’s name or label without Ralcorp’s prior written consent. If such Unacceptable Product shall have been delivered to Ralcorp or, if after delivery to Ralcorp or its customers, such Product becomes Unacceptable Product, Ralcorp shall dispose of such Unacceptable Product in a manner as the circumstances may reasonably dictate and External Manufacturer shall reimburse Ralcorp for any amount by which the sale or disposal price realized by Ralcorp shall be less than Ralcorp’s cost of the Product plus reasonable expenses for such sale or disposition. In the event Unacceptable Product is determined by Ralcorp to be suitable for disposal only as waste, External Manufacturer shall replace all such Unacceptable Product to Ralcorp at no cost to Ralcorp and, in addition, reimburse Ralcorp for all reasonable costs of handling and/or disposal of such Product.

10.3 External Manufacturer agrees that it shall be liable to Ralcorp for all Unacceptable Product if such Product is unacceptable as a result of the Materials supplied to External Manufacturer by a third party supplier (including but not limited to a supplier approved or recommended by Kraft), or by External Manufacturer’s failure to comply with the Specifications and testing procedures as specified by Ralcorp from time to time.

10.4 Notwithstanding any other provision of this Article 10, External Manufacturer shall not be required to reimburse Ralcorp for Unacceptable Product to the extent the unacceptability resulted from Ralcorp’s negligence or willful misconduct in the handling of the Product or furnishing of the Materials to External Manufacturer or due to unacceptable Materials acquired by External Manufacturer under a Ralcorp supply contract and External Manufacturer has fully complied with the Specifications and testing procedures as specified by Ralcorp from time to time.

10.5 In the event External Manufacturer determines any Product or any part thereof is Unacceptable Product and (i) the reason for such determination relates (in whole or part) to Materials supplied by a third party from whom Ralcorp has directed External Manufacturer to obtain the Materials in question, and (ii) External Manufacturer has fully complied with the Specifications and testing procedures as specified by Ralcorp from time to time with respect to said Materials and the Product, then Ralcorp shall employ, when feasible, good-faith efforts to assist External Manufacturer in its efforts to resolve any dispute or claim External Manufacturer may have with said third-party supplier.

11. Indemnification and Insurance

11.1 Except as otherwise expressly set forth in Section 10.4 above, External Manufacturer shall defend, indemnify and hold Kraft, its employees and agents, and/or any direct or indirect customer of Ralcorp harmless from and against any and all loss, liability, claim, cost, damage or expense (including reasonable legal fees and expenses) (“Losses”) (a) brought by any lawful governmental authority or any other third party against or concerning Unacceptable Product (as defined in Section 10.1 above) or any portion thereof or (b) that may in any way arise from breach of any representation or warranty, express or implied, or any act or deed, whether by way of tort or contract, committed or omitted by External Manufacturer, its employees, agents or subcontractors in the performance of this Agreement.

11.2 Except as otherwise expressly set forth herein, Ralcorp shall indemnify, defend and hold External Manufacturer, its employees and agents harmless from and against any and all Losses suffered or incurred by External Manufacturer as a result of a breach of any representation or warranty made hereunder or any act or deed, whether by way of tort or contract, committed or omitted by Kraft, its employees, agents or subcontractors (excluding External Manufacturer) in the performance of this Agreement.

11.3 All claims for indemnification by either Ralcorp or External Manufacturer pursuant to this Article 11 shall be made in accordance with the applicable procedures set forth in the RMT Transaction Agreement.

11.4 External Manufacturer shall maintain, throughout the Term, at its expense and from a carrier satisfactory to Kraft:

(i) commercial general liability insurance (including product liability and vendors liability insurance) in a minimum amount of five million dollars ($5,000,000) per occurrence, for bodily injury and property damage, and endorsed to provide contractual liability insurance in the amount specified above, specifically covering External Manufacturer’s obligations to indemnify Ralcorp pursuant to this Article 11.

(ii) comprehensive automobile liability coverage for all owned, non-owned and hired vehicles with bodily injury limits of no less than $5,000,000 per person, $5,000,000 per accident, and property damage limits of no less than $5,000,000 per accident; and

(iii) statutory workers’ compensation coverage meeting all U.S. state and local requirements including coverage for employers’ liability with limits of no less than $1,000,000, including a waiver of subrogation in favor of Kraft.

A certificate of insurance for such coverage shall be delivered to Ralcorp upon the execution of this Agreement and annually thereafter. The certificate shall specify that Ralcorp shall be given at least thirty (30) days prior written notice by the insurer in the event of any cancellation, termination or material modification of coverage. The insurance certificates required under subsections (a) and (b) above shall designate Ralcorp as an additional insured. The insurance must be primary coverage without right of contribution from any other Ralcorp insurance. Insurance maintained by Ralcorp is for the exclusive benefit of Ralcorp and will not inure to the benefit of External Manufacturer.

11.5 Notwithstanding anything to the contrary contained herein or any Project Agreement, neither party shall be liable to the other for any incidental, consequential, special or punitive damages exceeding six million dollars ($6,000,000) per occurrence or incident.

12. Independent Contractor. Nothing contained herein shall be deemed or construed to create any partnership or joint venture between Ralcorp and External Manufacturer. The operation of any equipment or machinery or devices used by External Manufacturer and the employment of labor to process, package, pack, code date, stencil, store, assemble, load and deliver the Product shall be the sole responsibility of External Manufacturer. All activities by External Manufacturer under the terms of this Agreement shall be carried on by External Manufacturer as an independent contractor and not as an agent for or employee of Kraft. Under no circumstances shall any employee of External Manufacturer be deemed or construed to be an employee of Kraft.

13. Representations and Warranties

13.1 External Manufacturer represents and warrants that it is capable of performing under the terms of this Agreement and that it has or will obtain all necessary equipment (except any equipment to be purchased by Ralcorp pursuant to any Project Agreement) and labor to perform the services to be provided under this Agreement. In addition, External Manufacturer warrants that it has or will duly obtain any and all licenses, permits, and authority necessary or required to perform its obligations under this Agreement and that it has paid or will duly pay all fees and charges with reference thereto (except Kosher fees as stated herein); that it is in good standing with all governmental bodies or agencies, whether of federal, state, provincial or local governments: that it will take such steps and perform such acts as may be necessary to retain such good standing except where the failure to be in such standing is not material to the Project Agreement; that it is free and has full right and authority to enter into this Agreement and to perform all of its obligations hereunder; and that it has performed all acts and taken all steps necessary to authorize the execution of this Agreement.

13.2 External Manufacturer represents and warrants that the Product shall conform to the Specifications, shall be of good material, quality and workmanship, free from defect and fit for use in or with food products for human consumption, and will be in compliance with federal, state, provincial and local food, health and safety laws, rules and regulations applicable to the Product. All Product sold for delivery outside the United States shall conform to and comply in every respect to the provisions of the laws and regulations of the countries into which the Product are delivered and countries where the Product will be used (provided Ralcorp has advised External Manufacturer which countries are involved).

13.3 External Manufacturer represents and warrants that neither the manufacture or sale of the Product (not including its formulas, manufacturing process changes, graphics content, packaging copy or label copy which is supplied by Kraft), nor their use or sale by Ralcorp infringes any valid patent, trade secret or other intellectual property and/or proprietary rights (“Proprietary Rights”) of any third party in the United States and Canada.

13.4 With respect to Products delivered into or sold in the United States, External Manufacturer represents and warrants that the Products will comply with the requirements of the California Safe Drinking Water and Toxic Enforcement Act of 1986 (Proposition 65) and the regulations thereunder, as amended from time to time.

13.5 Subject only to instances of force majeure as defined in Article 14, External Manufacturer represents and warrants that it has and will maintain sufficient capacity to supply, and will in fact supply, all of Ralcorp’s requirements on a continuing and uninterrupted basis at the amount set forth in the Project Agreement.

13.6 Ralcorp hereby represents and warrants that it is free and has full right and authority to enter into this Agreement and to perform all of its obligations hereunder; and that it has performed all acts and taken all steps necessary to authorize the execution of this Agreement.

14. Force Majeure If either party hereto is prevented from complying, either totally or in part, with any of the terms or provisions of this Agreement by reason of fire, flood, storm, strike, lockout or other labor trouble, riot, war, acts of terrorism, rebellion, or other acts of God, then upon written notice to the other party, the affected provisions and/or other requirements of this Agreement shall be suspended during the period of such disability. The disabled party shall make all reasonable efforts to remove such disability within forty-five (45) days of giving notice of such disability. If the disability continues for more than ten (10) days after the cessation of the reason for such disability, the non-disabled party shall have the right to terminate this Agreement immediately upon written notice, and neither party shall thereafter have any further rights or obligations hereunder, except as set forth in Article 2. During any period of disability as set forth in this Article 14, the non-disabled party may seek to have its needs, which would otherwise be met hereunder, met by others without liability to the disabled party hereunder.

15. Miscellaneous

15.1 External Manufacturer acknowledges that the services to be rendered by it to Ralcorp are unique and personal. Accordingly, External Manufacturer may not assign any of its rights or delegate any of its obligations under this Agreement to another party (including, but not limited to, the manufacturing/processing/packaging of the Product by a third party other than External Manufacturer) without the prior written consent of Kraft, such consent not to be unreasonably withheld. Ralcorp may not assign any of its rights or delegate any of its obligations under this Agreement to another party without the prior written consent of External Manufacturer, such consent not to be unreasonably withheld. Any such consent by Ralcorp or External Manufacturer does not relieve Ralcorp or External Manufacturer (as applicable) of any obligations hereunder including, but not limited to, its obligation to indemnify under Article 11 above. External Manufacturer shall, however, ensure that any approved delegate/assignee comply with the insurance provisions indicated herein listing Ralcorp as an additional insured and comply with all other terms and conditions contained herein with the same accountability as External Manufacturer, with External Manufacturer remaining primarily responsible/liable hereunder. This Agreement shall inure to the benefit of Ralcorp and External Manufacturer and to their respective successors, assigns or affiliates. In the event of a transfer of ownership (by sale, merger, etc.) by External Manufacturer, including without limitation the proposed sale by External Manufacturer of its business or assets that produce the Product, Ralcorp shall be given thirty (30) days advance notice of such transfer or sale and, upon receipt of said notice, shall have, in its sole discretion, the right to transfer or terminate this Agreement and any Project Agreement immediately, all without penalty, including without limitation any liquidated damages provisions in any Project Agreement. Ralcorp agrees not to unreasonably exercise said right to transfer or terminate this Agreement and any Project Agreement in the case of a proposed transfer of ownership involving only External Manufacturer and another subsidiary or affiliate of Ralcorp. The parties acknowledge that [Ralcorp]4 is a third party beneficiary to this Agreement and to each Project Agreement.

15.2 External Manufacturer recognizes that Ralcorp is subject to various statutes, regulations, Executive Orders and other legal obligations as set forth in Exhibit B attached hereto and incorporated herein by reference and agrees to abide by such provisions, as applicable. External Manufacturer warrants that all Product shall be produced and shipped in compliance with all federal, state and provincial child labor and related laws and regulations. External Manufacturer also represents and warrants that it has delivered to Ralcorp an executed Continuing Certification of FLSA Compliance, attached hereto as Exhibit C and incorporated herein by reference and that it will comply with the requirements contained therein. All obligations of External Manufacturer and all rights of Ralcorp expressed herein shall be in addition to and not in limitation of those provided by applicable law.

[4]	Parties to insert appropriate Canadian entity at signing.

15.3 All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by telecopy, or sent, postage prepaid, by registered, certified or express mail, or reputable overnight courier service and shall be deemed given when delivered by hand or telecopied, three days after mailing (one business day in the case of guaranteed overnight express mail or guaranteed overnight courier service), as follows:

If to External Manufacturer:	[•]

With a copy to:

[•]

If to Kraft:	[•]

With a copy to:

[•]

Either party may change its mailing address by written notice to the other party in accordance with this Section 15.3.

15.4 For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein (i) to Articles, Sections, clauses, Schedules or Exhibits mean such items of this Agreement and (ii) to an agreement, instrument or other document shall mean such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement. Headings of Articles and Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The parties acknowledge and agree that to the extent that there is a conflict between (a) any general provision of this Agreement and (b) any provision specifically relating to tax matters, the terms of the specific tax provision shall control.

15.5 This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

15.6 If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

15.7 Each party acknowledges that the other party may enter into similar agreements with third parties for goods and services similar to those which may be provided by External Manufacturer hereunder. Accordingly, each party agrees that the agreement between the parties hereto shall not be deemed exclusive except as set forth in any Project Agreement and that the other party may from time to time enter into similar agreements with third parties which may be the other party’s competitors with respect to the goods and services hereunder or other projects.

15.8 This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

15.9 The failure or delay of either party to insist upon the other party’s strict performance of the provisions in this Agreement or to exercise in any respect any right, power, privilege or remedy provided for under this Agreement shall not operate as a waiver or relinquishment thereof, nor shall any single or partial exercise of any right, power, privilege or remedy preclude other or further exercise thereof, or the exercise of any other right, power, privilege or remedy; provided, however, that the obligations and duties of either party with respect to the performance of any term or condition in this Agreement shall continue in full force and effect. No express waiver shall be valid unless in a prior writing and signed by the party to be bound thereby.

15.10 This Agreement and any Project Agreement contain the entire agreement and understanding between the parties hereto and thereto with respect to the subject matter hereof and thereof and, except to the extent specifically set forth herein, supersede all prior agreements and understandings relating to such subject matter.

15.11 The parties shall cooperate with each other in good faith and use their reasonable best efforts to assist each other during the term of this Agreement and of each Project Agreement.

16. Conflict of Terms. Notwithstanding anything herein to the contrary, any conflicts or disputes between the terms of this Agreement and each Project Agreement shall be resolved in favor of each Project Agreement, unless stated otherwise.

17. Dispute Resolution

17.1 The parties hereto will attempt to settle any claim or controversy arising out of or relating to this Agreement through consultation and negotiation in good faith and a spirit of mutual cooperation. However, at any time before or during such negotiations, or following any unsuccessful negotiations, either party may by written notice to the other demand that the dispute be submitted to mediation. When such a demand is made, the parties shall within ten (10) days jointly make arrangements for the mediation of the dispute within the State of Delaware with the Center for Public Resources (CPR), whose Model Procedure for Mediation of Business Disputes in effect on the date of the written demand for mediation shall govern the mediation in all respects, except as modified by agreement of the parties. If the dispute has not been resolved within sixty (60) days of any written demand for mediation, or within a longer time period to which the parties may agree, the dispute shall be submitted to binding arbitration. Such binding arbitration shall be conducted within the State of Delaware, in accordance with the then current

CPR Rules for Non-Administered Arbitration of Business Disputes by a single arbitrator selected by mutual agreement of the parties within twenty (20) days after the date of submission of the dispute to binding arbitration, or in the absence of such agreement, such selection to be made by CPR in accordance with the procedures outlined in Section 6 of the CPR Rules. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Section 1-16 (as may be amended), and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The arbitrator is empowered to award attorney’s fees but is not empowered to award damages in excess of compensatory damages and each party hereby irrevocably waives any right to recover such damages with respect to any dispute arising out of or relating to this Agreement.

17.2 Nothing in this Agreement will prevent either party from resorting to judicial proceedings for the limited purpose of seeking a preliminary injunction or to avoid the barring of the claim under the applicable statute of limitations. In addition, resort by either party to negotiation, mediation or arbitration pursuant to this Agreement shall not be construed under the doctrine of laches, waiver or estoppel to affect adversely the rights of either party to pursue any such judicial relief; provided, however, that irrespective of the filing of any such request for judicial relief the party shall continue to participate in the dispute resolution proceedings required by this paragraph. Any negotiation or mediation which takes place pursuant to this Agreement shall be confidential and shall be treated as a compromise and settlement negotiation for purposes of the Federal Rules of Evidence and State rules of evidence.

17.3 Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or the Delaware Chancery Court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of Delaware or the Delaware Chancery Court. Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 17 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

18. No Public Disclosure. Neither party shall make any public statement, announcement or disclosure to third parties concerning the existence of this Agreement or its terms, the business relationship between the parties or the transactions contemplated hereby, without the prior written approval of the other party unless such disclosure is required by law, regulation, rule or legal process, in which case the disclosing party agrees to provide the non-disclosing party with prior notice of any such disclosure so that the non-disclosing party may, at its own expense and within its sole discretion, pursue an appropriate legal challenge to any such disclosure.

19. Superseded Agreements. The following agreements previously executed and/or agreed to by Ralcorp and External Manufacturer shall continue in full force and effect until they are reduced to Project Agreements:

Description	Agreement #	Agreement Date	Expiration Date

IN WITNESS WHEREOF, the parties have duly executed this Agreement by their respective authorized representatives.

KRAFT FOODS GLOBAL, INC.	[RALCORP SUBSIDIARY]

By	By

Name Printed	Name Printed

Title	Title